Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the inclusion and reference of our report dated September 27, 2007, on our audits of the consolidated financial statements of Decorize, Inc. as of and for the years ended June 30, 2007 and 2006, in this Registration Statement (Form SB-2) and related Prospectus of Decorize, Inc. for the registration of 14,376,382 shares of its common stock.

/s/ BKD, LLP

Springfield, Missouri
January 17, 2008